SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               MARKEL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                 [MARKEL LOGO]


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




TO THE SHAREHOLDERS OF MARKEL CORPORATION:

     Notice is hereby given that the 1999 Annual Meeting of Shareholders of Markel Corporation (the "Company") will be held at the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Thursday, May 13, 1999, starting at 4:30 p.m.

     The purposes for which the meeting is being held are:

     1. To elect a Board of Directors consisting of eight persons to serve for the ensuing year;

     2. To ratify or reject the selection by the Board of Directors of KPMG LLP as the Company's independent auditors for the year ending December 31, 1999; and

     3. To transact such other business as may properly come before the meeting.

     It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1998 is being mailed to you with this Notice and the Proxy Statement.

     You are cordially invited to attend the meeting.





                                        By Order of the Board of Directors


                                        Leslie A. Grandis
                                        SECRETARY

March 24, 1999

                                 [MARKEL LOGO]


                                 4551 Cox Road
                          Glen Allen, Virginia 23060
                               ----------------
                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1999
                               ----------------
     The accompanying proxy is solicited by and on behalf of the Board of Directors of Markel Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held May 13, 1999, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about March 24, 1999. The Board of Directors has fixed the close of business on March 15, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, no par value (the "Common Stock"), on the record date will be entitled to one vote for each share then registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 5,572,779 shares of Common Stock were outstanding and entitled to vote at the meeting.

     If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail or by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. The Company reserves the right to retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

     The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein, unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.




March 24, 1999

                             PRINCIPAL SHAREHOLDERS

     The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of January 31, 1999, by (i) each director; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers as a group. For purposes of this table, "beneficial ownership" includes, as required by applicable regulations, shares over which a person has or shares voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.



                                                               AMOUNT AND NATURE OF
                                                               BENEFICIAL OWNERSHIP
                                                            --------------------------
                                                                COMMON
                           NAME                                 STOCK         PERCENT
                           ----                             -------------   ----------
Anthony F. Markel .......................................    411,833(a)         7.41%
 4551 Cox Road
   Glen Allen, VA 23060
Gary L. Markel ..........................................    369,378(b)         6.66%
 9700 Ninth Street North
   St. Petersburg, FL 33702
Steven A. Markel ........................................    624,398(c)        11.25%
 4551 Cox Road
   Glen Allen, VA 23060
Alan I. Kirshner ........................................    135,413(d)         2.44%
Thomas S. Gayner ........................................     62,856(e)         1.13%
Leslie A. Grandis .......................................     20,170(f)            *
Stewart M. Kasen ........................................     12,576(g)            *
Darrell D. Martin .......................................     73,950(h)         1.33%
All directors and executive officers as a group .........  1,676,404(i)        29.95%

----------
     * Less than 1% of class.

    (a) Includes 18,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of January 31, 1999. Includes 40,901 shares held in a Grantor Retained Annuity Trust for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 1,525 shares held as trustee for the benefit of Mr. Anthony F. Markel's children. Includes 6,150 shares held as co-trustee with Gary Markel under trusts for the benefit of their mother. Includes 2,850 shares held as trustee for the benefit of his children. Includes 6,000 shares held by Mr. Markel's wife as to which shares he disclaims beneficial ownership.

    (b) Includes 6,000 shares represented by options granted under the Company's Stock Option Plan for Non-Employee Directors which may be exercised within sixty days of January 31, 1999. Includes 20,345 shares held as co-trustee with Steven A. Markel for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 334,033 shares held by the Markel Family Limited Partnership, Bank of America Plaza, Suite 1100, South Fourth Street, Las Vegas, Nevada 89101. Gary Markel is the sole general partner of, and holder of 99.9% of the beneficial interests in, the Markel Family Limited Partnership. Includes 6,150 shares held as co-trustee with Anthony Markel under trusts for the benefit of their mother. Includes 2,850 shares held as trustee for the benefit of his child.

    (c) Includes 6,975 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of January 31, 1999. Includes 91,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust as to which he disclaims beneficial ownership. Includes 24,625 shares held as co-trustee for the benefit of Mr. Kirshner's children as to which he disclaims beneficial ownership. Includes 20,345 shares held as co-trustee with Gary L. Markel for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 3,040 shares owned by Mr. Steven A. Markel's children.

    (d) Includes 202 shares held by Mr. Kirshner's wife as to which he disclaims beneficial ownership.

    (e) Includes 4,500 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of January 31, 1999. Includes 1,600 shares held by his wife and 447 shares held as trustee for the benefit of his wife as to which Mr. Gayner disclaims beneficial ownership. Includes 30,387 shares held in client accounts of Markel Gayner Asset
Management Corporation, a wholly owned subsidiary of the Company, over which Mr. Gayner shares investment power but as to which he disclaims beneficial ownership.

    (f) Includes 6,000 shares represented by options granted under the Company's Stock Option Plan for Non-Employee Directors which may be exercised within sixty days of January 31, 1999. Includes 400 shares held by Mr. Grandis' wife and 600 shares held by Mr. Grandis' children as to which shares he disclaims beneficial ownership.

    (g) Includes 6,000 shares represented by options granted under the Company's Stock Option Plan for Non-Employee Directors which may be exercised within sixty days of January 31, 1999.

    (h) Includes 6,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of January 31, 1999. Includes 3,500 shares held by Mr. Martin's wife and 500 shares held by Mr. Martin's child as to which shares he disclaims beneficial ownership.

    (i) Includes 53,475 shares represented by options granted under the Company's 1986 Stock Option Plan and the Company's Stock Option Plan for Non-Employee Directors which may be exercised within sixty days of January 31, 1999. Includes 149,498 shares as to which beneficial ownership is disclaimed.


                             ELECTION OF DIRECTORS

NOMINEES

     A board of eight directors is to be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company's Board of Directors presently consists of the eight directors who are named below as nominees. All of the current directors were elected at the last annual meeting of shareholders, except for Mr. Gayner who was appointed by the Board to fill a vacancy in November, 1998.

     Each of the nominees has consented to his being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the table on the following page with respect to his age as of January 31, 1999 and his principal occupation or employment.

     It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

     Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will count towards a quorum but will have no effect on any action taken at the meeting.



                          NAME, AGE, POSITIONS WITH THE COMPANY
                            OR PRINCIPAL OCCUPATION FOR PAST                                              DIRECTOR
                            FIVE YEARS, AND OTHER INFORMATION                                              SINCE
                          -------------------------------------                                           --------
ALAN I. KIRSHNER, 63                                                                                       1978
 Chairman of the Board of Directors and Chief Executive Officer since September 1986.
 President from 1979 to March 1992.

ANTHONY F. MARKEL, 56                                                                                      1978
 President and Chief Operating Officer since March 1992. Executive Vice President from
 1979 to  March 1992. Director of Open Plan Systems, Inc.; Hilb, Rogal and Hamilton Company.

STEVEN A. MARKEL, 50                                                                                       1978
 Vice Chairman since March 1992. Treasurer from October 1986 to August 1993. Executive
 Vice President from October 1986 to March 1992. Director of S&K Famous Brands, Inc.

DARRELL D. MARTIN, 50                                                                                      1991
 Executive Vice President and Chief Financial Officer since March 1992. Chief Financial
 Officer since 1988.

THOMAS S. GAYNER, 37                                                                                       1998
 Vice President, Equity Investments since May, 1995. President, Markel Gayner Asset
 Management Corporation, a subsidiary of the Company, since December 1990.

LESLIE A. GRANDIS, 54                                                                                      1987
 Secretary since February 1989. Partner, McGuire, Woods, Battle & Boothe LLP, Richmond,
 Virginia, attorneys-at-law, since 1974. Director of Cornerstone Realty Income Trust,
 Inc.; CSX Trade Receivables Corporation.

STEWART M. KASEN, 59                                                                                       1987
 Chairman, President and Chief Executive Officer of Factory Card Outlet Corp. since May
 1998; Private Investor from 1996 to 1998; Chairman from January 1994 and President and Chief
 Executive Officer, Best Products Co., Inc., Richmond, Virginia from June 1991 to April
 1996; Best Products Co., Inc. filed a petition in bankruptcy on September 24, 1996; Director of
 O'Sullivan Industries Holdings, Inc.; K2, Inc.; and Elder-Beerman Stores Corp.

GARY L. MARKEL, 52                                                                                         1978
 President, Gary Markel & Associates, Inc., St. Petersburg, Florida, an independent insurance agency since December 1984. President, Gary Markel Surplus Lines Brokerage, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 1998 Mr. Anthony Markel inadvertently failed to timely file two reports under Section 16 of the Securities Exchange Act of 1934 with respect to three sales (totaling 145 shares of common stock) by two trusts established for the benefit of his children.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee and an Audit Committee. The Company does not have a nominating committee.

     Mr. Kasen is the sole member of the Audit Committee. The Audit Committee has responsibility for recommending to the Board of Directors the firm of independent auditors to be engaged by the Company; reviewing with the Company's independent auditors the scope and results of their audits and their independence with respect thereto; reviewing with the independent auditors and management the Company's accounting and reporting principles, policies and practices; and reviewing the adequacy of the Company's accounting and financial controls.

     During 1998 the Board of Directors held four regular meetings. There were two meetings of the Audit Committee and one meeting of the Compensation Committee during 1998.


COMPENSATION OF DIRECTORS

     Each non-employee director received for services as a director during 1998 an annual fee of $10,000, plus $1,250 for each regular director's meeting attended and reimbursement of expenses incurred in connection with attending meetings. Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company's Employee Stock Purchase and Bonus Plan (the "Stock Plan"). Under this plan amounts specified by a director are withheld from a director's fees and forwarded to an independent administrator who purchases shares of the Company's Common Stock on behalf of the director participant. In addition the Company provides a "bonus" of one share for every ten share (20 share if a Company loan is made) net increase in shares owned under the plan in a calendar year. During 1997 the Company offered loans to all employees to facilitate the purchase of shares under this Plan. Non-employee directors were also eligible to participate and Messrs. Kasen and Grandis availed themselves of this opportunity. See "Certain Transactions." No non-employee director participated in the Stock Plan during 1998.


NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     In 1989, the Company established a Stock Option Plan for Non-Employee Directors (the "Directors Plan") which provided for one-time automatic awards to non-employee directors of options to purchase 6,000 shares of the Company's Common Stock. This plan terminated, as to future grants, on December 31, 1998. The Directors Plan was used to attract and retain the services of experienced and qualified outside directors of the Company and to enhance the identification of directors' interests with those of the shareholders. The Directors Plan was amended in early 1999 to permit participants to defer receipt of shares of common stock upon exercise of options. At December 31, 1998, three non-employee directors had received options under the Directors Plan. No options were granted pursuant to the Directors Plan during the fiscal year ended December 31, 1998.


FAMILY RELATIONSHIPS

     Anthony Markel and Gary Markel are brothers, and Steven Markel is their first cousin.

                             EXECUTIVE COMPENSATION

     The following table provides compensation information for the Company's Chief Executive Officer and all other executive officers.


                           SUMMARY COMPENSATION TABLE



                                                                  LONG TERM
      NAME AND                   ANNUAL COMPENSATION(1)         COMPENSATION
     PRINCIPAL                 --------------------------        RESTRICTED              ALL OTHER
      POSITION         YEAR     SALARY ($)     BONUS ($)     STOCK AWARD ($)(2)     COMPENSATION ($)(3)
-------------------   ------   ------------   -----------   --------------------   --------------------
Alan I. Kirshner      1998       $354,770      $300,000                 --               $129,775
Chairman and          1997       $335,038      $341,000                 --               $119,972
CEO                   1996       $310,000      $248,000                 --               $107,153

Anthony F. Markel     1998       $354,770      $300,000                 --               $ 90,423
President             1997       $335,038      $341,000                 --               $ 83,949
and COO               1996       $310,000      $248,000                 --               $ 75,135

Steven A. Markel      1998       $354,770      $300,000                 --               $ 70,714
Vice Chairman         1997       $335,038      $341,000                 --               $ 65,918
                      1996       $310,000      $248,000                 --               $ 59,155

Darrell D. Martin     1998       $260,096      $220,000            $16,960               $ 54,615
Executive Vice        1997       $244,423      $250,000                 --               $ 40,913
President & CFO       1996       $221,000      $176,800                 --               $ 36,610

----------
     (1) In accordance with applicable rules of the Securities and Exchange Commission, this table excludes all amounts paid under group life, health, hospitalization, medical reimbursement and relocation plans which do not discriminate in scope, terms or operation in favor of executive officers or directors. This table also excludes the value of perquisites because they do not exceed the lesser of $50,000 or 10% of salary and bonus for any executive officer.

     (2) Represents the grant date value of 121 restricted bonus shares awarded in connection with the 1998 Loan Program. See "Certain Transactions" below. Based on the closing market price at December 31, 1998, such shares had a value of $21,901. If dividends were paid on shares of common stock the same dividend would be paid on restricted bonus shares. The Company has never paid a cash dividend on its common shares and does not anticipate paying cash dividends in the near future.

     (3) Amounts shown in this column represent the Company's contributions under the Company's Retirement Savings (401k) Plan in the amount of $14,400 for each executive. In the case of Messrs. Kirshner and Anthony and Steven Markel, the amounts shown also include accruals of $115,375 for Mr. Kirshner, $76,023 for Anthony Markel and $56,314 for Steven Markel pursuant to Employment Agreements which provide for supplemental retirement benefits and earnings thereon. Includes for Mr. Martin $16,960 representing the value of bonus shares awarded in connection with to the Company's 1998 Loan Program. Also includes for Mr. Martin $23,255, representing the difference between the interest rate charged on the loan made to Mr. Martin under the Loan Program (See "Certain Transactions" below) and 120% of the applicable federal long-term rate at the time the loan was made

(a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate). In accordance with applicable rules the information in this footnote relates only to 1998.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Messrs. Kasen and Gary Markel are members of the Compensation Committee of which Mr. Kasen is Chairman. The Compensation Committee has responsibility for establishing and reviewing the compensation of executive officers, administering the 1986 Stock Option Plan and administering the 1993 Incentive Stock Plan.

     The Company's compensation packages for its executive officers for 1998 consisted of base salary, annual performance based bonuses and contributions to retirement plans.

     In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company's compensation structure. Effective as of December 28, 1998, annual base salaries were set at $375,000 for each of Messrs. Kirshner, Anthony Markel and Steven Markel and $275,000 for Mr. Martin. In establishing salaries, including Mr. Kirshner's salary as Chief Executive Officer, the Committee considers years of service, level of experience and areas of responsibility, the annual rate of inflation and the Company's operating performance.

     In addition to base salary, the Company has approved a bonus plan for executives in which cash bonuses are paid based on increases in the book value of the Company's Common Stock (the "Executive Bonus Plan"). The Committee believes that consistent increases in book value will enhance the value of the Company and will, over time, result in higher stock prices.


                       BONUS PLAN FOR EXECUTIVE OFFICERS

     Under the Executive Bonus Plan, executive bonuses, expressed as a percentage of base salary, are awarded based on a five year average of the compound growth in book value per share of Common Stock. Growth in book value for these purposes excludes, in the year of an applicable transaction, the impact of the issuance or redemption of capital shares and is adjusted for changes in accounting principles which affect shareholders' equity.

     The table below shows the level of bonus which will be paid under the Executive Bonus Plan for 1999 if goals for increased book value are met. The Committee will also retain discretionary authority to award bonuses outside the Plan to reward superior performance as determined by the Committee.


 FIVE YEAR AVERAGE
  COMPOUND GROWTH
   IN BOOK VALUE                  BONUS AS % OF
     PER SHARE                     BASE SALARY
------------------   ---------------------------------------
  15%                                   0%
  16%                                  10%
  17%                                  20%
  18%                                  30%
  19%                                  40%
  20%                                  50%
  21%                                  60%
  22%                                  70%
  23%                                  80%
  24%                                  90%
  25%                                 100%
  26%+                            Discretionary

     The five year average compound growth in adjusted book value per share for 1998 was 23% and accordingly a bonus of 80% of base salary was earned under the Plan. Amounts paid in 1999 as bonus for 1998 are included in the Summary Compensation Table.

     The Committee has not historically made annual stock option grants to executive officers but has made grants from time to time to attract new officers.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted in 1993, imposes a $1,000,000 limit on the amount of compensation that will be deductible by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of Section 162(m) on the Company and believes it is unlikely that the compensation paid to any executive officer during the fiscal year ending December 31, 1999 will exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to avoid loss of tax deductions in future years as long as doing so is consistent with the Committee's objectives for management compensation.


                             COMPENSATION COMMITTEE


                        Stewart M. Kasen, Gary L. Markel

PERFORMANCE GRAPH

     The following graph compares the cumulative total return (based on share price) on the Company's Common Stock with the cumulative total return of companies included in the S&P 500 Index and the Dow Jones Property and Casualty Insurance Companies Index.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS*


                                    [GRAPH]

                              1993      1994     1995      1996    1997     1998

Markel Corporation             100       106      192       229     398      461
S&P 500                        100       101      139       171     229      294
Dow Jones Property &
  Casualty Insurance           100       105      149       179     261      282




*$100 INVESTED ON 12/31/93 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF
                   DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Mr. Kirshner and Mr. Anthony Markel and Mr. Steven Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 60 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive's employment without cause. The agreements provide for a base annual salary, currently $375,000 for Messrs. Kirshner, Anthony Markel and Steven Markel. Each executive has agreed to preserve the confidentiality of the Company's proprietary data and has also agreed not to compete with the Company for a period of two years following termination. In the event of an executive's death or disability, the Company will continue to pay base salary and benefits for twelve months. In the event the agreement is terminated by the Company for cause or voluntarily by the executive, the Company's obligations under the agreement will terminate. In the event the agreement is terminated by the Company without cause, the Company will pay the executive his base salary for twenty-four months from the date of termination. The agreements also provide for annual salary reviews, bonuses by the Board of Directors and certain additional benefits.

     The employment agreements also provide each executive with a supplemental retirement benefit pursuant to which the Company will set aside annually an amount equal to between 8% and 16% of the executive's base salary plus interest at the rate of 8% per annum on the amount set aside from the date of each installment of base salary. The supplemental retirement benefit is payable to the executive on the earliest of termination of the employment agreement, retirement or death. Amounts accrued for the year ended December 31, 1998 are included in the Summary Compensation Table in the "All Other Compensation" column.

     The Company has entered into a similar employment agreement with Mr. Martin at a current base annual salary of $275,000. The agreement with Mr. Martin does not provide for salary continuation in the event of termination due to death or for supplemental retirement benefits.


CERTAIN TRANSACTIONS

     LOAN PROGRAM

     Since 1993, the Company has, from time to time, offered a loan program to all employees and non-employee directors to facilitate the purchase of shares of the Company's Common Stock (the "Loan Program"). As part of the program the Company has offered to refinance similar loans the Company had made previously. The Loan Program also provides for the award of bonus shares to participants at the rate of one bonus share for every 20 new shares purchased in connection with the Loan Program. In 1998, a new restricted bonus feature was added which awards bonus shares at the same one for 20 share rate, but the restricted shares vest 20% a year commencing on the second anniversary of the purchase. Messrs. Martin and Gayner participated in the 1998 Loan Program purchasing 2,426 and 628 shares of the Company's Common Stock respectively, and receiving bonus awards of 121 and 31 shares, respectively, and receiving restricted bonus awards of 121 and 31 shares, respectively. The value of bonus shares awarded to Mr. Martin is included in the "All Other Compensation" column of the Summary Compensation Table. The value of the Restricted Bonus Award is included in the "Restricted Stock Award" column of the Summary Compensation Table.

     Messrs. Kasen and Grandis, non-employee directors, participated in the 1997 Loan Program, each borrowing a total of $500,000 and each purchasing 3,427 shares. They each also received 171 bonus shares with an approximate value at the time of the award of $25,000.

     All loans made under the Loan Program bear interest at 3% and are generally due and payable within 10 years of the loan date. The unsecured loans are full recourse and are partially amortizing, requiring a balloon payment at maturity in the case of Messrs. Gayner and Martin, and are fully amortizing in the case of Messrs. Grandis and Kasen. The loan may be prepaid at any time, must be repaid in the event of an employee's termination, or in the event a non-employee director ceases to be a director and the interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the Loan Program (including bonus shares awarded in connection with the Program) without the Company's prior consent.

     The largest aggregate amount of principal and interest outstanding during 1998 in loans made to the individuals named above was as follows: Thomas Gayner -- $260,000; Leslie Grandis -- $487,681; Stewart Kasen -- $487,681; Darrell
Martin -- $1,037,677.


     OTHER TRANSACTIONS

     In December 1997 the Company purchased for approximately $160,000 a 1/8th interest in Dominion Citation Group, L.C. ("Dominion"), a limited liability company formed to own and operate a private aircraft. Steven Markel and Anthony Markel also purchased individually 1/8th interests in Dominion on the same terms as those afforded to the Company. Ownership interests in Dominion entitle the member to use of the aircraft for a specified number of hours at rates more favorable than those generally available in the market.

     McGuire, Woods, Battle & Boothe LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company.


STOCK PLANS FOR EMPLOYEES

     The Company has in effect a 1986 Stock Option Plan which expired on November 3, 1996, and the 1993 Incentive Stock Plan. As of January 31, 1999, 97,500 shares were available for issuance to employees of the Company and its consolidated or unconsolidated subsidiaries under the 1993 Incentive Stock Plan. It is the Company's current policy to use option and other stock award plans sparingly. No options or other awards were granted to executive officers during 1998.

     The following table provides information, as of December 31, 1998, concerning options held by the individuals included in the Summary Compensation Table.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES



                                                            NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                          SHARES                           UNDERLYING UNEXERCISED                 IN-THE-MONEY
                         ACQUIRED                           OPTIONS AT FY-END (#)            OPTIONS AT FY-END ($)(2)
                       ON EXERCISE         VALUE       -------------------------------   ------------------------------
        NAME               (#)        REALIZED($)(1)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------   -------------   --------------   -------------   ---------------   -------------   --------------
Alan I. Kirshner          --                 --           18,000          --               2,944,890          --
Anthony F. Markel         --                 --           15,675       2,325               2,143,155     310,853
Steven A. Markel      11,025          1,335,403            4,650       2,325                 621,705     310,853
Darrell D. Martin     23,440          3,319,690            6,000       4,000                 835,500     557,000

----------
(1) Difference between fair market value and exercise price on date of exercise.
(2) Difference between fair market value and exercise price at fiscal year end.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted earlier, the Members of the Compensation Committee are Messrs. Kasen and Gary Markel. Mr. Kasen participated in the Company's 1997 Loan Program and as a result had indebtedness outstanding to the Company at December 31, 1998 of $487,681. See "Certain Transactions -- Loan Program."

     Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned by Gary L. Markel, place insurance with and on behalf of the Company. During 1998, the Company paid approximately $400,000 in commissions on premium volume placed by entities owned by Gary Markel.


                             SELECTION OF AUDITORS

     KPMG LLP, independent certified public accountants, has been selected by the Board of Directors as independent auditors of the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from the shareholders. In the event the shareholders do not ratify the selection of KPMG LLP the selection of other independent auditors will be considered by the Board of Directors.


                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.


                     SHAREHOLDER PROPOSALS FOR NEXT MEETING

     Any shareholder desiring to make a proposal to be acted upon at the next Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than November 28, 1999 in order for the proposal to be included in the Company's proxy materials. Any such proposal should meet the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder.

     For shareholder proposals not included in the Company's proxy statement for the 2000 Annual Meeting, the persons named by the Board of Directors proxy will be entitled to exercise discretionary voting power in the circumstances set forth in Rule 14a-4(c) of the Exchange Act unless the shareholder making a proposal (i) notifies the Company Secretary of the proposal by February 10, 2000 and (ii) otherwise follows the procedures specified in Rule 14a-4(c).

                                        By order of the Board of Directors


                                        Leslie A. Grandis
                                        SECRETARY


March 24, 1999

                           - FOLD AND DETACH HERE -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                               MARKEL CORPORATION


            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 1999


     The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 1999, hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven
A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of the Common Stock of Markel Corporation, held of record by the undersigned on March 15, 1999, at the Annual Meeting of Shareholders to be held on May 13, 1999, and any adjournment thereof.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1. Election of Directors
     [ ] FOR all nominees listed (except as indicated to the contrary)
     [ ] WITHHOLD AUTHORITY to vote for all nominees listed

Nominees: Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Darrell D.
          Martin, Thomas S. Gayner, Leslie A. Grandis, Stewart M. Kasen and Gary L. Markel

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the line provided below.)


--------------------------------------------------------------------------------

2. To ratify or reject the selection by the Board of Directors of KPMG LLP as the Company's independent auditors for the year ending December 31, 1999.

                    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

                   (Please date and sign on the reverse side)

                           - FOLD AND DETACH HERE -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

  3. IN THEIR DISCRETION, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed, will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


                                     Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.

                                     Date: ____________________________, 1999

                                     __________________________________

                                     __________________________________

                                     PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                                     PROXY PROMPTLY IN THE ACCOMPANYING
                                     ENVELOPE.